EXHIBIT 10.1

BioLargo, Inc.

Engagement Extension Agreement

This Engagement Extension Agreement dated as of February 1, 2009 (the “Extension”) references the Engagement Agreement and Scope Letter dated February 1, 2008 (“2008 Agreement”) by and between CFO 911 (the “Advisor)” and BioLargo, Inc. (the “Company”), pursuant to which Charles K. Dargan II agreed to serve as the Company’s Chief Financial Officer. The parties desire to extend the terms of the 2008 Agreement for a period of one year, pursuant to the terms of this Extension. The 2008 Agreement and the Extension are collectively referred to herein as the “Agreement”.

Except as expressly amended herein, all terms and conditions set forth in the 2008 Agreement are incorporated herein by this reference, and continue to be in full force and effect. Effective February 1, 2009, the Advisor and the Company hereby agree to extend the Term of the engagement as set forth in the 2008 Agreement for one year (the “Extended Term”). Notwithstanding the foregoing, either party may terminate this Agreement upon 30 days’ written notice.

During the Extended Term, the Advisor shall receive the cash compensation as set forth in the 2008 Agreement. In addition to cash compensation, the Advisor will be issued stock options over the Extended Term, as follows:

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an option to purchase 50,000 shares of the Company’s common stock, granted on February 23, 2009, at an exercise price equal to the closing price of a share of the Company’s common stock on the grant date, such option to vest in full 90 days after grant; and

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options to purchase 10,000 shares of the Company’s common stock, each such option to be granted on the last day of each month commencing April 2009 and ending January 2010, provided that this Agreement has not been terminated prior to each such grant date, at an exercise price equal to the closing price of a share of the Company’s common stock on each grant date, each such option to be fully vested upon grant.

AGREED TO AND ACCEPTED THIS 23rd DAY OF FEBRUARY, 2009

CFO 911 8055 W. Manchester Ave., Suite 405 Playa del Rey, CA 90232	BioLargo, Inc. 2603 Main Street, Ste. 1155 Irvine, CA 92614

By:	/s/ Charles K. Dargan II	By:	/s/ Dennis P. Calvert
Name:	Mr. Charles K. Dargan II	Name:	Mr. Dennis P. Calvert
Title:	Chief Executive Officer	Title:	President
Date:	February 23, 2009	Date:	February 23, 2009